EXHIBIT 28(a)

REPORT OF INDEPENDENT AUDITORS TO THE MEMBERS OF WELLMAN INTERNATIONAL
LIMITED
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We have audited the accompanying non-statutory consolidated balance sheets of
Wellman International Limited and subsidiaries at 31 December 1998 and 1997, and the related consolidated profit and loss accounts for each of the three years in the period ended 31 December 1998, all expressed in Irish pounds
(not presented separately herewith). These financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Ireland which do not differ significantly from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the non-statutory financial statements referred to above, expressed in Irish pounds, present fairly, in all material respects, the consolidated financial position of Wellman International Limited and subsidiaries at 31 December 1998 and 1997, and the consolidated results of operations for each of the three years in the period ended 31 December 1998 in conformity with accounting principles generally accepted in the United States of America.


KPMG
Chartered Accountants
Registered Auditors



Dublin, Ireland

28 January 1999